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                                                      File No. 33-_____________

                                                      File No. 811-____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Sage/Tso Trust

Address of Principal Business Office:       7799 Leesburg Pike, Suite 900, Falls
                                            Church, Virginia 22043
                                            ------------------------------------

Telephone Number including Area Code: (703) 255-1233

Name and Address of Agent for Service:

                                  James C. Tso
                       Sage/Tso Investment Management L.P.
                          7799 Leesburg Pike, Suite 900
                          Falls Church, Virginia 22043

COPIES TO:
          Clifford J. Alexander, Esq.             Joseph M. O'Donnell, Esq.
          Kirkpatrick & Lockhart LLP              Fund/Plan Services, Inc.
       1800 Massachusetts Avenue, N.W.               2 West Elm Street
          Washington, DC 20036-1800            Conshohocken, Pennsylvania 19428

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  X
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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakton, and State of Virginia on the 26th day of March, 1996.

                                                Sage/Tso Trust
                                        -------------------------------
                                               Name of Registrant


                                        By   /s/ James C. Tso
                                          ------------------------------
                                                 James C. Tso,  President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Sage/Tso Trust has been signed below by the following persons in the capacities and on the date indicated.


Signature                        Capacity                               Date




/s/ James C. Tso
-------------------           As Sole Trustee                         3/26/96
James C. Tso




/s/ James C. Tso
-------------------           As President and                        3/26/96
James C. Tso                  Principal Executive Officer




/s/ James C. Tso
-------------------           As Vice President, Secretary,           3/26/96
James C. Tso                  and Principal Accounting
                              and Financial Officer